EXHIBIT 32.1

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350

The undersigned, Albert G. Lowenthal, Chairman and Chief Executive Officer of Oppenheimer Holdings Inc. (the "Company"), and Elaine K. Roberts, President and Chief Financial Officer of the Company, hereby certifies that to his/her knowledge the Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 of the Company filed with the Securities and Exchange Commission on the date hereof  (the “Report”) fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934 and the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company for the period specified.

Signed at New York, New York, this 5th day of November, 2009.

“A.G. Lowenthal”

Albert G. Lowenthal

Chairman and Chief Executive Officer

“E.K. Roberts”

Elaine K. Roberts

President and Chief Financial Officer